Exhibit 99.2

Katie:
Thank you and good morning. Joining me today are Stephen Lebovitz, CEO and Farzana Khaleel, Executive Vice President and CFO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to me following the conclusion of the call.
I will now turn it over to Stephen.
Stephen:
Thank you, Katie and good morning everyone.
As we have said, our major strategic priorities at CBL are to stabilize our operating results and execute on our redevelopment program. We are transforming our properties from apparel-based, traditional enclosed malls to market dominant suburban town centers with a more diverse tenant base. Our second quarter results showed important progress towards these goals.
Most importantly, we are maintaining our same-center NOI guidance for the year despite the ongoing pressure on income from retailer restructurings. This is a credit to the hard work by the CBL team to creatively find new sources of revenue to offset unbudgeted losses. Despite the challenges that have come our way, I am proud of this resilience and determination to keep our company strong and successful.
We also showed encouraging progress on key metrics during the second quarter with a strong sales increase and improved lease spreads. And we are making great progress on our redevelopment program while utilizing our capital efficiently and productively. The primary funding source for this redevelopment program is our significant free cash flow of over $200 million.
As outlined in our earnings release, adjusted FFO per share for the quarter was $0.34. While operational performance continues to be in-line with expectations, we are adjusting FFO guidance for the year. This is primarily due to dilution from recently completed and announced dispositions, which were not included in guidance, and a lower expectation for outparcel sales gains.  The lower anticipated gain on outparcel sales is partially due to completing more ground lease pad deals versus sales as well as the shift in timing of certain sales to 2020.

Portfolio same-center NOI was down 5.7% for the quarter and 5.3% for the year, which is better than our current annual guidance range. However, we anticipate the back-half of the year to trend lower as we experience the full income loss from 2019 bankruptcy related store closures. As a result of these same closures, we experienced an expected sequential decline in mall occupancy of 130 basis points.
Sales for the second quarter generated a healthy 4% increase, bringing our rolling 12-month sales to $381 per square foot. This is an encouraging trend as we head into the back-to-school season.
We’ve been active on the transaction front, continuing to take advantage when we see opportunities to raise attractively priced capital from non-core assets. Year-to-date we have closed or announced approximately $145 million in gross asset sales, which is an additional source of liquidity and supplements our free cash flow available for investing.
Since our last reporting, we completed the sale of the Courtyard by Marriott hotel at Pearland Town Center for $15.1 million, the Shops at Hickory Point, which is a multi-tenant outbuilding at Hickory Point Mall in Forsyth, IL for $2.4 million; an office building in Chesapeake, VA for $10.5 million and the Forum at Grandview, a community center in Madison, MS for $31.75 million. We have also reached an agreement for the sale of a 25% interest in The Outlet Shoppes at El Paso to our existing JV partner for $27.7 million, including the assumption of debt. Each partner will own 50% after the transaction is finalized.
We are utilizing disposition proceeds along with free cash flow to fund our redevelopment efforts and reduce overall leverage. With the 40 anchor closures we’ve recently experienced, it’s critical that replacements are in-place as soon as possible to stabilize the properties and reverse negative revenue trends. Listed in the earnings release and supplemental, you’ll see we have two dozen locations spoken for, with tenants either open, under construction or committed. Each of these projects is unique and involves a thorough analysis of its market to determine the most meaningful redevelopment strategy. Our success speaks to the creativity of our redevelopment and leasing teams, the strength of our locations and the multiple ways to capture value from our real estate. We are also focused on adding mixed-use components to these projects as we diversify and energize our assets’ offerings to drive new traffic and sales. Overall, 86% of new mall leasing and 64% of our total mall leasing this year has been non-apparel, reflecting this focus.
We are currently under construction, have agreements executed or are in active negotiation on three multi-family projects, 14 entertainment operators, including two casinos, 9 hotels, 35 restaurants, four fitness centers, six medical uses, two self-storage facilities, two grocers and a number of other non-retail uses.
Where possible we are minimizing the required investment in redevelopments through pad sales, ground leases or joint venture structures. This allows us to stretch our dollars as we transform our properties. We have more than a dozen anchor replacements in our pipeline where our required investment is under $5.0 million. There are numerous accretive uses for cash across our capital structure. However, we believe that maintaining maximum liquidity to operate our business and fund redevelopments should remain our priority.

As I mentioned last quarter, we are also working proactively to manage G&A. We have reduced salary and bonus amounts for executives and officers and have taken steps to achieve other cost efficiencies. Unfortunately savings to-date have been offset with higher legal expense due to ongoing litigation. During the quarter a number of shareholder and derivative lawsuits were filed. The shareholder suits have been consolidated into one suit. We believe they are without merit and will defend ourselves, including seeking dismissal. We also maintain insurance coverage for these types of suits and have put our carriers on notice.
Finally, as we indicated in March, we will be reviewing our 2020 taxable income projections in the fourth quarter to determine the dividend level for next year.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
As our results indicate, we had a productive quarter in many respects. Our leasing team completed almost 775,000-square-feet of total leasing activity, including 461,000-square-feet of new leasing and 257,000-square-feet of renewals. On a comparable same-space basis for the second quarter, we signed over 410,000-square-feet of new and renewal leases at an average gross rent decline of 3.3%. Spreads on new leases for stabilized malls declined 1.4% and renewal leases were signed at an average of 4.2% lower than the expiring rent. This quarter’s results demonstrate a significant improvement from recent past quarters. While this is encouraging, we maintain a cautious expectation for the remainder of the year given the challenging retail environment.
As anticipated, same-center mall occupancy bore the brunt of Q2 retail bankruptcy closures, resulting in a 130 basis point decline from second quarter last year to 88.1%. Portfolio occupancy declined 90 basis points to 90.2%, offset by occupancy improvement in community centers. Bankruptcy-related store closures reduced second quarter mall occupancy by approximately 320 basis points or 570,000-square feet, including closures from Payless, Gymboree and Charlotte Russe. In May, Ascena announced that they were shutting down the Dress Barn chain. We anticipate closures to occur at year-end for our 12 locations. Charming Charlie filed for bankruptcy in July and is expected to liquidate their store base during the third quarter. We have eleven locations representing 85,000 square feet and $900,000 in annual gross rent.
Same-center sales for the quarter increased 4.1%, bringing the trailing 12-month sales to $381 per square foot compared with $378 for the prior year. Sales were positive for all three months, which is encouraging leading into the back-to-school season. Categories that performed well included fast casual dining, electronics, children’s and family shoes, cosmetics and wellness.
We are making great progress replacing vacant anchors with two dozen locations committed including eight already open and another six set to open later this year. Beyond this we have active negotiations or LOIs for several others. Our properties are not only the favored shopping destination in their markets but are becoming the go-to place for entertainment, dining, service, lodging and more. Consistent with prior quarters, we’ve provided a full schedule of the Sears and Bon-ton locations in our portfolio in the supplemental. I’ll walk through several of the major projects as well as recent openings.

At Friendly Center in Greensboro, NC, a new 27,000-square-foot O2 Fitness replaced a former freestanding restaurant.
We also celebrated the opening of Dave & Busters at Hanes Mall in Winston-Salem in May. The new location opened in former shop space near the Sears wing.
We recently started construction on a joint venture self-storage facility on a parcel outside the ring road at Parkdale Mall in Beaumont, TX. This project is a similar structure to our previous storage projects in that we contributed the land as our equity. The opening is expected in early 2020.
At Mall del Norte in Laredo, TX, we are downsizing Forever 21 and opening entertainment user, Main Event, in early 2020. Earlier this year we replaced an apparel junior department store with TruFit.
In the fall we’ll celebrate the grand opening of the redeveloped Sears at Brookfield Square in Milwaukee, WI. The first phase of the project includes the new Movie Tavern by Marcus Theaters, Whirlyball entertainment center and Outback Steakhouse. Uncle Julio’s has already opened on a pad in the former Sears parking lot and construction has commenced on the new city-owned hotel and convention center, which will connect to our center through a new landscaped walkway. We are also adding a boutique fitness studio and medical office as part of the redevelopment.
Construction is progressing on the Sears redevelopment at Hamilton Place here in Chattanooga. The project includes Dave & Busters, Aloft Hotel, Dick’s Sporting Goods, additional restaurants and office space - all joining Cheesecake Factory, which opened last December. The hotel is being developed in a joint venture with a well-regarded local operator. We will contribute land as our portion of the equity, which allows us to realize value from our assets and to share in future upside.
We have two casinos that will replace vacant anchor locations at malls in Pennsylvania. We executed a lease with Penn National to add a casino in the former Sears at York Galleria in York, PA. At Westmoreland Mall, we have a new Stadium Live! Casino taking the former Bon-Ton location. Regulatory approvals are underway for both and we expect construction to begin later this year with openings anticipated in 2020.
At Dakota Square Mall in Minot, ND, we commenced construction on a new Ross Dress for Less, which is taking a portion of the former Herberger’s location. Opening is anticipated later this year.
At our 50/50 joint venture property, Kentucky Oaks in Paducah, KY, Burlington and Ross opened in the Seritage-owned former Sears. HomeGoods is opening later this year to replace a portion of the former Elder-Beerman store with additional value retailers under negotiation.
Entertainment operator, Tilt, is under construction in the former Sears location at Cherryvale Mall in Rockford, IL. We lost both BonTon and Sears at this property. The BonTon was replaced with Choice Home Center, which opened in late 2018 and Tilt is expected to open in early 2020. These replacements required minimal investment.
In addition to the anchor redevelopments and replacements I’ve just walked through, we have a lot of activity in the LOI or negotiation stages and will make announcements as deals progress.
I will now turn the call over to Farzana to discuss our financial results.

Farzana:
Thank you, Katie.
We continue to be focused on our key financial goals of maintaining free cash flow, supplementing our liquidity with other sources such as non-core dispositions and reducing leverage. We are pleased that we have addressed our major loan maturities for 2019. We have a $4.5 million loan secured by the second phase of our Atlanta outlet center that we anticipate refinancing prior to year-end.
We also have two secured loans that mature in December, Greenbrier Mall and Hickory Point. These loans were previously restructured and we are in discussions with the lenders to determine next steps.
As a result of this progress, we have turned our attention to secured non-recourse loans that mature in 2020. Refinancing discussions are preliminary but most of these properties have high debt yields and strong positions in their markets. While the secured financing market is selective, we have several available avenues that we are exploring to address these maturities.
Our total pro rata share of debt at the end of June 2019 was $4.4 billion. We have reduced our debt levels by $64 million sequentially and $329 million from June 2018. At the end of the second quarter, we had $302 million available to draw on our line of credit.
Second quarter adjusted FFO per share was $0.34, representing a decline of $0.12 per share compared with $0.46 per share for the second quarter 2018. Factors that contributed to the variance included lower property level NOI of $0.05 per share, $0.02 lower gains on outparcel sales and $0.02 per share of dilution from asset sales. G&A for the current quarter included approximately $0.01 per share in legal fees for litigation expense.
Second quarter same-center NOI decreased 5.7% and same center NOI for the six months declined 5.3%.
During the quarter we recognized an $8.6 million impairment on the sale of the Forum at Grandview and a $33.3 million impairment on Eastgate Mall in Cincinnati, OH. This tier three mall has been impacted by a number of tenant bankruptcies and we are projecting a significant future decline in NOI for the property. The mall is encumbered by a $33.2 million non-recourse mortgage loan that matures in April 2021. The decline in NOI coupled with the likely shortened hold period has necessitated the impairment.
As we announced in our earnings release yesterday, we are revising adjusted FFO guidance for full-year 2019 to incorporate $0.04 per share dilution from recently closed or announced dispositions as well as approximately $0.06 per share lower expectation for gains on outparcel sales. We have also included a penny of higher G&A expense related to litigation for the year, much of which was booked in the second quarter. As a result, we are providing updated adjusted FFO per share guidance in the range of $1.30 - $1.35 per share, which continues to assume a same-center NOI decline in the range of (6.25)% - (7.75)%. Guidance continues to incorporate a reserve in the range of $5-15 million. As a reminder, this reserve is used to take into consideration the impact of unbudgeted bankruptcies, store closures, rent reductions and co-tenancy that may occur. Incorporating the recent filings from Charming Charlie as well as other variances to budget, we currently expect to utilize approximately $8-$10 million of the reserve. We will update our expected reserve usage each quarter.
I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
As I said in my intro remarks, we are focused on our major goals of stabilizing income and redeveloping vacant anchors. Our industry is transforming and we are adapting to maintain our properties’ market dominant status. I can assure you that the entire CBL organization, including the executive team, home office staff and property teams, is “all in” to accomplish these goals. We believe in our strategy, our properties and our company and while we wish results were more immediate, we are on the right track and are confident we will see the benefits from these leasing, operational and redevelopment efforts in the near term.
Thank you for your time today. We will now open the call to questions.